Exhibit 99

Beckman
2500 Harbor Blvd., Fullerton, California  92834
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Contact:  Michael J. Whelan                       (714) 773-7620
          Director, Investor Relations





          BECKMAN ANNOUNCES PLANS FOR DEBT OFFERING
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     FULLERTON, California - September 22, 1997 -- Beckman
Instruments, Inc. (NYSE:BEC) announced today that it plans to issue approximately $400 million in debt securities in an offering pursuant to Securities and Exchange Commission Rule 144A. The proceeds will be used to fund a tender offer for the company's outstanding 7.05% debentures, due in 2026, and reduce other borrowings. Details concerning the tender offer and the offering of the debt securities will be announced in the near future.

     The debt securities to be offered will not be and have not been registered under the securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     This release contains forward-looking statements concerning Beckman's current plans in connection with future debt financing. These statements involve numerous risks and uncertainties that could result in Beckman's failure to achieve these goals and plans in whole or part, including the following: the possible inability of Beckman to complete one or more of the proposed transactions on acceptable terms and conditions or at all, changing debt market conditions, or insufficient market interest on acceptable terms in Beckman's securities.